Exhibit 10.1

                          AGREEMENT FOR DISTRIBUTION OF PRODUCTS

      This Agreement for Distribution of Products, dated January 9, 2004, is between Wild Oats Market, Inc. ("WO") and United Natural Foods, Inc. and its subsidiaries and affiliates (collectively "UNFI").

                                    RECITALS

      A. WO operates certain retail supermarket stores in the United States which are primarily engaged in the sale of natural and organic products (the "Stores").

      B. The parties desire to enter into an agreement pursuant to which UNFI shall provide, sell and distribute to WO, its Stores and wholesale locations, and WO shall buy, the goods and services specified below on the terms set forth below.

                                    AGREEMENT

      For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Agreement Term. (a) The Agreement shall have an initial term of five years (the "Term") commencing as of the date hereof (the "Commencement Date").

            (b) After the expiration of the initial Term, the Term shall be automatically renewed for successive two-year periods unless either party gives notice to the other not less than 180 days prior to the end of the initial or any renewal Term.

      2. Distribution Arrangement. (a) Commencing April 1, 2004 (the "Effective Date"), UNFI shall be the primary wholesale distributor to WO of WO selected (i) specialty grocery items, (ii) natural and organic packaged grocery products,
(iii) frozen products (including certain grocery and meat), (iv) bulk products,
(v) vitamins, supplements, body care and other health and beauty aid products and (vi) dairy products (but excluding produce, meat, seafood, cheese, food service products, mercantile and other categories not specifically identified above) either (A) not purchased directly from manufacturers or (B) for which WO currently does not have an existing contractual obligation to purchase which continues after the Effective Date (the "Products"), for all WO Stores, and all such new Stores acquired or opened by WO during the Term, subject to the limitations set forth below. Produce and alcoholic beverages are not included in Products for the purposes of this Agreement.

      (b) "Primary" for purposes of this Agreement shall be defined as purchasing from UNFI and its affiliates (i) a minimum of [CONFIDENTIAL](1) in Products and (ii) a majority, in the aggregate by region, of the Natural and Organic Products carried by the Stores (as defined in the

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(1) Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

Product Standards set forth on Exhibit A attached hereto) purchased in the various categories under 2(a) above, with (i) and (ii) calculated inclusive of orders for Products that are out of stock, during each 12-month period of the Term, commencing as of the Effective Date.

      (c) WO will purchase, and UNFI will sell Products at net prices, quantities and upon the other terms and conditions set forth herein.

      3. Products. (a) Authorized List. (a) WO has provided to UNFI an Authorized Product List ("APL"), DC by DC, which, as modified from time to time, will be the complete list of the only Products authorized to be distributed to the Stores by UNFI. WO shall have the obligation to purchase, on a monthly basis, not less than (i) [CONFIDENTIAL](2) per DC for grocery, chilled and frozen Products, and (ii) [CONFIDENTIAL](3) cases per DC for repack, health and beauty Products (including all body care Products) and vitamins, minerals, supplements and homeopathic remedies (the "Velocity Requirement") of each Product on the APL which is carried by UNFI solely for distribution to WO Stores, exclusive of Private Label Products (the "Exclusive Products"). Notwithstanding the foregoing, the parties agree that the Velocity Requirement for Products purchased by WO from the New Oxford, PA and Chesterfield, NH DCs shall be established by the parties six months after the Effective Date, based upon a review of WO's purchasing volumes and Product velocities during the first six months' purchasing from such DCs. Calculation whether a Product meets the Velocity Requirement shall include all orders placed by WO, including those not filled as a result of manufacturer or UNFI out-of-stocks ("OOS").

      (b) WO shall have final determination of items on the APL; provided, however, that the following Products shall not be included within the APL without UNFI's consent, not to be unreasonably withheld, conditioned or delayed:
(i) Products that do not meet the product standards set forth on Exhibit A (the "Product Standards"); or (ii) SKUs of Exclusive Products and WO Private Label in excess of [CONFIDENTIAL]4 (the "Exclusive/PL Product SKU limit").

      (c) APL Additions and Deletions.

            (i) WO may require the addition of Products to the APL upon written notice to UNFI specifying the Products to be added, the Stores designated to purchase such Products and the estimated weekly purchases of the Products by the designated Stores; provided, however, that Products will not be added to the APL without UNFI's consent, not to be unreasonably withheld: (i) if the Products do not meet the Product Standards; (ii) if the Exclusive/PL Product SKU limit will be exceeded; and (iii) until adequate inventory of the Product shall be available in all UNFI servicing divisions, as determined by UNFI, based on the estimated weekly purchases provided by WO. At the time WO gives notice to UNFI adding Products to the APL, UNFI shall notify WO if the added Products will be Exclusive Products. Notwithstanding the foregoing, all Products

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(2) Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.
(3) Ibid.
(4) Ibid.

      identified for addition to the APL that do not require consent pursuant to the criteria set forth above shall be added to the APL within 21 days after receipt of written notice of their addition from WO. If UNFI does not have such new Products available for distribution to WO Stores within 21 days after addition to the APL for other than Force Majeure events, WO may include orders of the new Products for purposes of the calculation under Section 14 (Out of Stock Calculation) below and such other obligations of UNFI hereunder regarding delivery of Products.

            (ii) WO shall designate those Stores to purchase any item added to the APL in the notice described in (c)(i) above.

            (iii) [CONFIDENTIAL](5),:

                  (1) [CONFIDENTIAL](6), or

                  (2) [CONFIDENTIAL](7),

      WO shall have no obligation to purchase any of the foregoing Products which are deleted from the APL at UNFI's request for reasons other than a failure of such Products to meet the Velocity Requirement, unless WO agrees to such purchase.

            (iv) If either party requests deletion from the APL of any Product and the other party agrees to deletion of such item, there shall be a 60-day notice period, after agreement of the parties as to deletion, prior to the actual deletion of the Product from the APL. Unless the deletion is made by UNFI for Products failing to meet the Velocity Requirement or because of excessive manufacturer OOS (as determined by UNFI based upon historic information), the requesting party shall indemnify the other party from the costs of the return to the manufacturer or failure to pay by the manufacturer of: (A) any bill backs (manufacturer direct rebate) or charge back issued by UNFI (contribution by the manufacturer to any ad costs, funds or campaigns for such Product); (B) coupons or rain checks issued by manufacturer or WO or UNFI; and (C) store credits (credits for damaged goods, out of stock Product, demonstration costs agreed to by the manufacturer) issued for the deleted Product; provided that, so long as the deleted Product is not an Exclusive Product, if the deleted Products are sold, or a sale is arranged, within 90 days to another customer, then the requesting party shall not have any indemnification or reimbursement obligation as specifically enumerated above under this Section 3(c)(iv) for the items identified above related to those deleted Products that have been sold.
      (d)  Private Label Products.

            (i) [CONFIDENTIAL](8)

----------
(5) Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.
(6) Ibid
(7) Ibid.
(8) Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

            (ii) UNFI will carry any WO Private Label Products requested by WO, provided that each WO Private Label Product sells well enough to turn one inventory turn: (A) [CONFIDENTIAL](9) for Products which are imported from outside of the continental United States, and (B) [CONFIDENTIAL](10) for Products which are shipped from manufacturers within the continental United States. At the end of the inventory turn periods specified in (A) and (B) above, UNFI shall notify WO of the amount of inventory of any Product not meeting the turn periods, and [CONFIDENTIAL](11). WO shall use its best efforts to sell through inventory remaining beyond the turn periods within CONFIDENTIAL](12) after the end of the applicable turn period (the "Sell Through Period") or may elect to have the inventory "plussed out" (shipped) to the Stores on a logistics schedule supplied by WO. If inventory not moving within the turn periods remains in the DCs for more than [CONFIDENTIAL](13) after the end of the turn periods, [CONFIDENTIAL](14). To the extent a Private Label Product does not sell within the foregoing turn periods, the parties shall review the Product on a case-by-case basis, and shall mutually determine whether to remove it from the APL. UNFI shall hold the inventories of WO Private Label in the three DCs listed on Exhibit C hereto, and in additional DCs as Private Label Product velocity may warrant. "WO Private Label Products" shall mean those products that Wild Oats offers from time to time in its Stores under Wild Oats' proprietary labels (including "Wild Oats", "Henry's", "Sun Harvest" and such other tradenames or marks used by WO from time to time). UNFI covenants not to sell, and to take commercially reasonable efforts to prevent the sale of any WO Private Label Products by UNFI to any distribution network, stores, or persons not approved in advance by WO. UNFI agrees to fully cooperate with WO in any investigation and litigation originated by WO over such unauthorized sales. UNFI shall bear the cost of retrieval of any WO Private Label Product sold in unauthorized sales by UNFI.

      4. Pricing. (a) Pricing of Products. Commencing as of the Commencement Date, during the Term the UNFI pricing for Products shall be as follows:

            (i) As to all Products other than WO Private Label Products, [CONFIDENTIAL](15); and

            (ii) As to WO Private Label Products, [CONFIDENTIAL](16)

            (b) At the end of each of WO's fiscal quarters, [CONFIDENTIAL](17)

----------
(9) Ibid.
(10) Ibid.
(11) Ibid.
(12) Ibid.
(13) Ibid.
(14) Ibid.
(15) Ibid.
(16) Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.
(17) Ibid.

            (iii) For purposes of this Agreement, "Cost" shall be defined as [CONFIDENTIAL](18)

            (iv) In the event of a partial Fiscal Quarter based on the Commencement Date or remaining at the end of the term hereof (whether by early termination or normal expiration of the term of this Agreement), the Quarterly Run Rate Volume shall be pro rated based on the percentage of the Fiscal Quarter at the Commencement Date or remaining at the end of the term of the Agreement.

            (v) If there has been a Force Majeure event during any Fiscal Quarter that materially affects WO's ability to purchase or UNFI's ability to sell Products, the Quarterly Run Rate Volume shall not be reduced, but the [CONFIDENTIAL](19) minimum purchase level referenced under Section 2(b) above for any calendar year shall be reduced by an amount based on the purchases from those Stores impacted by the Force Majeure event from other distributors, or estimated purchases in the event the Stores are unable to operate and the length of time that the Force Majeure event continues to disrupt operations at such Stores or DCs.

      (c)  Modification of Pricing.

            (i) The parties agree to meet semiannually to review the freight delivery charges to the Stores as set forth in Exhibit E and, upon mutual agreement based on a modification in freight charges, shall modify the inbound freight charges as a component of Product cost.

            (ii) UNFI may only increase the prices for Products referenced in this Section 4 if there is an actual per item price increase from the manufacturer. Price increases shall only be effective after [CONFIDENTIAL](20) electronic notification to WO. UNFI shall reduce or increase the prices for Products if there is an actual per item price decrease or increase, as applicable, from the manufacturer in accordance with manufacturer deal periods. Price decreases shall be effective within [CONFIDENTIAL](21) from the reduction in pricing by the manufacturer to UNFI. All published vendor deals (advertised to wholesalers and retailers), pricing and promotional discounts, will be passed dollar for dollar directly to WO as and when received by UNFI as a reduction in pricing subject to vendor performance requirements being met. Notwithstanding the foregoing, UNFI's or WO's new item set up discounts and policies will be mutually supported.

            (iii) WO may negotiate scan downs or off-invoice receiving allowances with manufacturers pursuant to which WO receives a rebate from the manufacturer based upon actual sales of goods.

----------
(18) Ibid.
(19) Ibid.
(20) Ibid.
(21) Ibid.

      [CONFIDENTIAL](22). The total number of scan-downs per month that can be negotiated by WO shall not exceed [CONFIDENTIAL](23). The payment shall be accompanied by a copy of the manufacturer bill back documents sent to the manufacturer as part of the scan down or off-invoice arrangement.

      (d)  Freight Costs to the Stores.

             (i) WO shall pay a freight charge for delivery of Product from each UNFI distribution center to the Stores. The freight charge shall be a percentage, as set forth on Exhibit E to this Agreement, of Product Cost. Freight will be shown separately on each Product invoice from the cost of the Product delivered. WO shall be under no obligation to pay higher net freight costs that result from UNFI's election to close any distribution centers that were operating on the date of this Agreement, and any increase in freight charges resulting from such closure or reassignment of more Stores to other DCs shall be the responsibility of UNFI. In the event that federal or state regulations regarding hours of service for drivers are implemented that result in substantial increases in freight costs over those costs represented by the percentages set forth on Exhibit E, the parties shall review the actual costs and make such adjustments to Exhibit E to cover the incremental cost increases allocated to WO's business as a result of such implementation.

            (ii) In the event that fuel costs average in excess of [CONFIDENTIAL](24) over the prior three-month period, UNFI shall be entitled to charge WO a surcharge for fuel used in delivery of Product equal to the actual average and [CONFIDENTIAL](25), and such surcharge shall be charged for the following three-month period as set forth on Exhibit F attached hereto.

      (e) Inclusions of Items on Invoices. WO shall send its suggested specific Store retail pricing for the Products to UNFI in a mutually agreeable format at mutually agreed times. UNFI will print such pricing on all appropriate WO documents. The mechanics of such arrangement are set forth in Exhibit G attached to this Agreement. Each invoice from UNFI for Product delivered to the Stores shall show the cost of the item per unit specified, the freight costs and, to the extent UNFI's computer systems may include such information, the retail price at which WO sells the Product and margin received at such price, as reflected in WO's data. UNFI shall have no liability to WO hereunder for loss arising out of errors in WO's data.

      (f) Conflict with Purchase Orders and Other Documents. The terms and conditions of the Agreement shall govern any purchase order and shall supersede any additional or contrary terms set forth in any WO purchase order or any UNFI acceptance, confirmation, invoice or other similar document.

----------
(22) Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.
(23) Ibid.
(24) Ibid.
(25) Ibid.

      (g) Cross-Dock Billing. UNFI will, from time to time, and based on UNFI space availability, ship non-APL Product, for pallet and shipper displays only, on a cross-dock basis (as opposed to "bill to, ship to") for WO. UNFI shall charge WO [CONFIDENTIAL](26) shipped on a cross-dock basis, and [CONFIDENTIAL](27). UNFI shall not unreasonably withhold its consent to cross-dock arrangements established by WO, based on space availability per DC. WO shall give UNFI 45-day prior notice of any proposed cross-dock arrangement. Within 15 days prior to the actual shipment pursuant to the cross dock arrangement, WO shall provide the weight, volume and pallet count of the cross-docked Products per Store. All cross-docked Products received from the manufacturer shall be accompanied by a bill of lading, shall identify that the shipment is for WO, and shall identify the Store to which the Product is to be shipped. UNFI shall deliver the cross-docked Products on the next scheduled shipment to the Store, space permitting but, as to Wild Oats Stores only (not as to Henry's or Sun Harvest Stores) shall not ship cross-docked Products in the first week of any WO promotional period.

      5. Placement of Personnel and Equipment. (a) On Site Personnel. UNFI shall commit to providing, at its cost, the following personnel at WO Headquarters in Boulder, Colorado, during the Term of this Agreement: [CONFIDENTIAL](28). In addition, UNFI will provide [CONFIDENTIAL](29).

      (b) Transition Personnel. As part of the transition of distribution purchasing from WO's current primary distributor to UNFI, UNFI and WO recognize that certain existing shelf tags for certain items on the APL must be replaced. [CONFIDENTIAL](30). The timetable for the completion of all retagging, and the process by which retagging will proceed, will occur over a nine-month period on a timetable mutually agreeable to the parties.

      (c) Replacement of Personnel. All personnel supplied by UNFI under (a) and
(b) above shall be reasonably satisfactory to WO. If WO requests the replacement of any UNFI personnel for any non-discriminatory reason, UNFI shall use commercially reasonable efforts to promptly replace such individuals with new, competent personnel reasonably satisfactory to WO.

      (d) Electronic Ordering Equipment. As part of the retagging process of existing Stores, UNFI shall loan to each Store three electronic store order units, and shall train all department managers, the scanning coordinator and the designated person for order placement at Store level on the use of the equipment. Upon full implementation of WO's backdoor receiving project, WO shall return to UNFI two of the three electronic ordering units provided by UNFI at each Store. Any malfunctioning units shall be repaired or replaced, at UNFI's sole election, within 72 hours after UNFI's receipt of notification by WO, provided that WO shall provide UNFI with specific information as to any malfunctioning. WO shall be responsible

----------
(26) Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.
(27) Ibid.
(28) Ibid.
(29) Ibid.
(30) Ibid
for malfunctioning caused by the gross negligence of WO employees. UNFI shall provide three, or more based on Store size if requested by WO, units to each new Store, and shall train the aforesaid new Store personnel in the use of the equipment, within 21 days prior to the opening of the new Store; provided that WO shall have given UNFI 90 days' prior written notice of new Store openings to facilitate the programming of the equipment and the training of personnel and WO makes such personnel available to UNFI at mutually agreed upon dates, times and places. WO is currently testing and plans to implement in the future a new order taking technology as part of its back door receiving program.

      (e) [CONFIDENTIAL](31)

      6. Product Quantity: (a) Quantities. UNFI agrees to sell to WO and supply WO with APL Products, throughout the Term of the Agreement, in the quantities ordered by WO in its sole discretion. The parties have established two [CONFIDENTIAL](32) minimum order quantities for each Store based on Store volume, frequency of delivery, etc., as set forth on Exhibit H attached hereto. The parties shall review the schedule semi-annually and shall move Stores' minimum order quantities from one order quantity category to the other based on market conditions and competitive impacts. WO may be charged a [CONFIDENTIAL](33)charge for deliveries not meeting the minimum order requirement size.

      (b) Shipment of Booked Orders. If WO has (i) pre-ordered specified quantities of Product for a promotional event and has given UNFI 45 days notice, or (ii) completed a forward buy negotiation with a manufacturer for Product meeting the requirements set forth in (c) below, and UNFI has accepted the orders, UNFI shall deliver the booked quantities of Products to the WO Stores per WO's Product orders. For inventory not falling within the definitions of (i) and (ii) above, if UNFI has stocking issues, UNFI will ship all customers on an equal first come, first serve basis.

      (c)  [CONFIDENTIAL](34).

      7. UNFI Covenants Concerning Facilities; Delivery Standards.

      (a) Standards for Facilities. UNFI warrants and covenants that all UNFI participating distribution centers will be maintained and operated in all material respects in accordance with UNFI warehousing and delivery standards, which will be available for review upon request by WO. WO may inspect the physical plant of any distribution center during normal business hours upon reasonable advance notice to the designated UNFI personnel, but shall not impair or impede the business operations of the center. With WO's consent, not to be unreasonably withheld, UNFI shall have the right to move service for groups of Stores from one facility to another, provided the new facility has the ability to adequately service the Stores, UNFI has

----------
(31) Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.
(32) Ibid.
(33) Ibid.
(34) Ibid.

given WO at least 60 days notice of the proposed modification and obtained WO's consent, such move shall not result in an incremental increase in cost to WO, and the parties have had the opportunity to prepare and implement a plan for transition to the new DC.

      (b) Covenants for Delivery. UNFI shall:

            (i) receive and process WO orders only from the WO Stores or designated home office personnel and no other WO personnel or manufacturers, brokers or other third parties. Notwithstanding anything to the contrary, UNFI shall be entitled to rely upon the list of authorized persons in accepting orders from personnel identifying themselves as on such list. If orders are transmitted by MSI, then UNFI may rely upon orders received from a Store; and

            (ii) at UNFI's election, transport ordered Product on UNFI fleet or WO approved carriers to individual Stores. UNFI shall comply with any regional or national, as applicable, limitations or guidelines regarding deliveries (e.g., municipal, residential or property owner imposed restrictions on delivery hours, parking of trucks, unacceptable levels of noise in residential areas, etc.) of which WO has provided notice.

            (iii) maintain adequate stock at each DC to meet WO Store requirements on an individual store basis [CONFIDENTIAL]35.

      (c) Delivery Windows. Exhibit I sets forth the following information per
Store: (a) estimated shipment volumes per delivery location; (b) municipal, residential or property owner imposed restrictions on delivery hours, parking of trucks, delivery routes, curfews, noise ordinances, lease covenants, neighborhood covenants and operating hours. In the event of changes in these restrictions, WO shall provide updated information and the parties shall evaluate such information and make such scheduling changes as necessary to comply with any restrictions so imposed. UNFI will apply its routing system to prepare a routing and constraint analysis, taking into account, in order of priority, (a) Store delivery restrictions such as curfews, ordinances, neighborhood covenants, landlord regulations, (b) WO desired delivery times, (c) UNFI's route departure schedule, (d) UNFI warehouse and transportation operating constraints such as shift schedules. The routing schedule (the "Delivery Schedule") adopted based on the routing and constraint analysis will define the following: (1) each Store's days of delivery per week, (2) the hours of the delivery window for each store delivery, (3) delivery days and delivery windows per day for special promotional events, and (4) delivery days and delivery windows for holiday week shipments. After the initial development of the Delivery Schedule, a designated WO employee and UNFI will meet monthly, if requested by WO or UNFI, or quarterly, if no monthly meetings are held, to review the Schedule and make any necessary modifications. [CONFIDENTIAL](36).

----------
(35) Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.
(36) Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

      (d) Code Date Policy; Inventory Management. Products shall be distributed to WO Stores in compliance with the Code Date Policy attached as Exhibit J to this Agreement related to the minimum number of days prior to expiration of the final code date, for perishable Products, under which such Products will be accepted upon delivery to the Stores. Product delivered with less than the minimum code date shall be deemed an out-of-stock for purposes of performance hereunder. UNFI agrees to deliver all Product (including WO Exclusive and Private Label Product) on a "first-in, first-out" inventory management basis, to ensure proper inventory turns and maximize available Product Code Dates.

      (e) Quality Standards. Products will be delivered palletized and shrink-wrapped and meet WO's Quality Standards as to damage, rodent or insect presence, and other quality standards attached as Exhibit K to this Agreement. The parties will comply with the mutually agreeable pallet exchange program described on Exhibit L. In the event that any Product is recalled or withdrawn (the "Recalled Product"), UNFI will use its personnel (or a third party retrieval service if UNFI reasonably believes the recall or withdrawal will be achieved faster, at less expense or more efficient) to remove any Recalled Product from the WO Stores and shall dispose of or return any Recalled Products as required. In addition to the foregoing responsibilities, UNFI shall use its reasonable commercial efforts to cooperate with WO in removing the Recalled Product that UNFI has delivered from the WO Stores and replenishing the Store with replacement Products.

      (f) Store Receiving. All Product shipments by UNFI to the Stores must be evidenced by an invoice, in the form attached hereto as Exhibit G. Shipments of Product shall be acknowledged as received by execution by Store personnel of the delivered invoice (a copy of which shall be left with the Store). WO will not be responsible for paying any invoice for a shipment not complying with the foregoing conditions of receipt.

      (g) Passage of Title and Risk of Loss. Title and risk of loss shall pass upon delivery to WO Stores when delivered by UNFI fleet. Risk of loss upon delivery by independent carriers shall be governed by such arrangements as are made between UNFI, WO and the independent carrier at the time of shipment.

      8. Certain Wild Oats Ordering Responsibilities. (a) WO shall place phone orders only by designated WO personnel. To enable timely delivery of Products, WO shall place orders in a timely manner in accordance with Exhibit M. WO shall give UNFI a minimum 45-day written lead time on promotion orders. No third party orders will be honored by UNFI.

      (b) The parties agree to establish an electronic data interchange capability ("EDI")between WO and UNFI in a mutually agreed upon format by December 31, 2004. The EDI shall be used both for the placement of orders and the movement of other data used in the ordering and payment for Products.

      (c) The average minimum order size for each Store delivery shall be as set forth on Exhibit H per Store per placed order (inclusive of OOS and Private Label Product, whether caused by the manufacturer, UNFI or promotional OOS, that is ordered but not delivered). Any order placed of less than the minimum order size shall incur [CONFIDENTIAL](37).

      (d) To the extent that WO forecasts Product sales for a WO promotion (other than WO Private Label promotions), and the Stores do not order the aggregate amount forecasted to UNFI, then within [CONFIDENTIAL](38) following completion of the promotion, UNFI shall notify WO of the amount of promotional Product remaining in inventory, and shall commence charging WO a pallet charge of [CONFIDENTIAL](39) for any of such inventory remaining at the DCs on the [CONFIDENTIAL](40) after completion of the promotion. WO shall use its best efforts to sell through the remaining promotional inventory within [CONFIDENTIAL](41) after completion of the promotion or may elect to have the inventory "plussed out" (shipped) to the Stores on a logistics schedule supplied by WO. If promotional inventory remains in the DCs for more than [CONFIDENTIAL](42) after the completion of the promotion, [CONFIDENTIAL](43). The foregoing shall not apply to purchases of "Wild Buys" as defined in Section 6(c) above.

      9. Promotional and Marketing Funds. UNFI will assist WO in the solicitation of vendor funding for new and remodeled Stores and acquired Stores (except as and to the extent excluded under Section 2 above) at levels requested by WO, unless such levels are deemed unreasonable by UNFI.

      10. Hold Harmless.

      (a) UNFI Indemnity. It is expressly understood and agreed that WO shall not be liable for, and UNFI shall hold WO harmless from, any obligations, claims, demands, losses, costs, damages, suits, judgments, penalties, expenses and liabilities of any kind or nature to a person not a party to this Agreement ("Third Party") arising out of or in connection with this Agreement caused by UNFI's negligence, willful misconduct or contractual breach, including but not limited to any costs, expenses, court costs and reasonable attorneys' fees incurred by WO by reason of any defense to any claims or lawsuits to which WO has been named a party.

      (b) WO Indemnity. It is expressly understood and agreed that UNFI shall not be liable for and WO shall hold UNFI harmless from any obligations, claims, demands, losses, costs, damages, suits, judgments, penalties, expenses and liabilities of any kind or nature to a Third Party arising out of or in connection with this Agreement caused by WO's negligence, willful misconduct or contractual breach, including but not limited to any costs, expenses, court costs and reasonable attorneys' fees incurred by the UNFI by reason of any defense to any claims or lawsuits to which UNFI has been named a party. WO agrees to indemnify UNFI for any loss, cost or damage resulting from any claim brought against UNFI by TOL and relating to WO's termination of a distribution agreement with TOL.

----------
(37) Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.
(38) Ibid.
(39) Ibid.
(40) Ibid.
(41) Ibid.
(42) Ibid.
(43) Ibid.

      (c) Third Person Claims. Promptly after a party has received notice of or has actual knowledge of any claim against it covered by Section 10 by a Third Party or the commencement of any action or proceeding by a Third Person with respect to any such claim, such party (sometimes referred to as the "Indemnitee") shall give the other party (sometimes referred to as the "Indemnitor") written notice of such claim or commencement of such action or proceeding; provided, however, that the failure to give such notice will not affect the right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the other party has been actually prejudiced as a result of such failure. If the Indemnitor has notified the Indemnitee within thirty (30) days from the receipt of the foregoing notice that it wishes to defend against the claim by the Third Person, then the Indemnitor shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to Indemnitee, provided that the assumption of such defense by the Indemnitor shall constitute an acknowledgment of the obligation to indemnify the Indemnitee hereunder. The Indemnitee may participate in the defense, at its sole expense, of any such claim for which the Indemnitor shall have assumed the defense pursuant to the preceding sentence, provided, however, that counsel for the Indemnitor shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceeding other than claims that in Indemnitee's reasonable judgment could have a material and adverse effect on Indemnitee's business apart from the payment of money damages. The Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Indemnitor has not assumed the defense of any claim. The Indemnitor may not settle any claim without obtaining a release for the benefit of the Indemnitee, unless the consent of the Indemnitee is obtained.

      (d) Product Liability. UNFI acknowledges that it generally obtains indemnification agreements from the various manufacturers, vendors or distributors of the Products or other items being sold to WO by UNFI under this Agreement. UNFI agrees to indemnify and hold harmless WO for any liability arising from Products sold to WO by UNFI, without regard to any negligence by UNFI related to such Products. UNFI's obligation to indemnify WO for any liability arising from any Products sold to WO shall exist regardless of the existence or nonexistence of any such indemnification agreements from Product manufacturers.

      (e) Insurance. UNFI agrees that all material properties and risks of UNFI shall at all times be covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards of UNFI and the industry, but in no event less than $2 million aggregate general liability coverage. WO shall be named as an additional insured and certificates of insurance evidencing the renewal of insurance shall be delivered by UNFI to WO from time to time. WO agrees that all material properties and risks of WO and any third party providing transportation services to WO shall at all times be covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of WO.

      11. [CONFIDENTIAL](44)

      12. Audits. (a) General. WO and its independent auditors will have the right to perform the following audits of UNFI's compliance with the terms of the
Agreement:

            (i) Financial - WO sales data, WO cost data, WO promotions data, and WO discounts, [CONFIDENTIAL](45);

            (ii) Quality Assurance - audits of distribution facilities and transportation equipment;

            (iii) Freight - freight costs, rates, transportation costs;

            (iv) Vendors - invoices from vendors to UNFI.

      (b) Cost of Audit: All audits will be performed at WO's cost, using auditors of its choice, unless any audit of financial compliance discloses an aggregate over-billing to WO or an aggregate underreporting by UNFI under the terms of the Agreement of [CONFIDENTIAL](46) of the total billed/reported, in which case UNFI shall reimburse WO for the reasonable cost of the audit. If any audit shows any overpayment by WO or an underreported amount by UNFI, UNFI shall promptly refund any over-billed amount or credit any underreported amount to WO, plus interest at the rate of 1% per month from the earliest date of error until paid. WO shall provide UNFI promptly with copies of all audits before any adjustment may occur. If any audit shows any under-payment by WO or an over-reported amount to WO, WO shall promptly refund the deficiency or overpayment to UNFI, plus interest at 1% per month from the earliest date of error until paid. Any audit may be done by an audit of a statistically significant sampling of the data being audited, in accordance with generally recognized auditing practices, and such sampling shall be deemed representative of all data in that category.

      (c) Cooperation. UNFI shall cooperate with WO and its auditors in the performance of all audits by delivering such documents and other information, and making its personnel and facilities available for inspection, as WO shall reasonably request. WO shall provide to UNFI a list of all information required to perform its audit. WO agrees to maintain as confidential any information obtained during any audit regarding any other customer or vendor of UNFI, unless required to disclose such information by subpoena, by process of law, or by rules or regulations of any governmental agency which may require disclosure of information, but only upon first promptly notifying UNFI of such requirement and permitting reasonable opportunity to UNFI to seek a protective order. Any disclosure which, in the legal opinion of outside counsel is nevertheless necessary, shall be made only to the extent necessary and WO shall use its best efforts to obtain confidential treatment of the information.

----------
(44) Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.
(45) Ibid.
(46) Ibid.

      (d) Any audit under this Section or payments made by UNFI to WO in connection with any audit shall not affect WO's right to terminate the Agreement, and rights to audit shall survive termination of this Agreement.

      (e) In the event of a dispute as to the amount of any adjustment required as a result of any audit, the parties shall use their best reasonable efforts to reach agreement within 15 days, and, failing such agreement, either party may submit the dispute to a nationally recognized accounting firm (the "Auditor"), selected upon mutual agreement of the parties, which shall resolve the dispute within 30 days or as soon thereafter as reasonably practicable. The decision of the Auditor shall be final and binding on the parties. The cost and expense of the Auditor shall be paid one-half by each party. The parties shall make available to the Auditor all relevant books, records and material reasonably requested by the Auditor.

      13. Compliance with Laws. (a) Each party covenants and agrees during that it will fully comply with all applicable laws, ordinances, regulations, licenses and permits of or issued by any federal, state or local government entity, agency or instrumentality applicable to its responsibilities hereunder. UNFI agrees that it shall comply with all certification procedures and regulations. Each party shall promptly notify the other party after it becomes aware of any material adverse proposed law, regulation or order that, to its knowledge, may or does conflict with the parties' obligations under this Agreement. The parties will then use reasonable efforts to promptly decide whether a change may be made to the terms of this Agreement to eliminate any such conflict or impracticability.

      (b) Organic Documentation. In connection with any organic Products, UNFI shall take all such actions as required by any federally recognized certifying organization (or as required by law) in order for such Products to be certified as organic, including, without limitation, the maintenance of any required documentation and the taking of the necessary precautions to prevent product compromise. UNFI shall provide all documentation relating to the foregoing to WO at WO's request.

      14. [CONFIDENTIAL](47)

      15. Payment Terms. (a) WO shall pay for all Product purchases, subject to deductions for amounts owed by UNFI to WO hereunder, by wire transfer of immediately available funds to UNFI within [CONFIDENTIAL](48) from the date of the UNFI invoice, which is dated no earlier than the date the Product is shipped to the Store (and a copy of such invoice accompanies the Product). In the event receipt of a shipment is substantially delayed (delay of 24 hours or greater), payment shall be due [CONFIDENTIAL](49) following actual receipt of the shipment. Invoices shall be on a Store by Store basis. A finance charge of

----------
(47) Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.
(48) Ibid.
(49) Ibid.

[CONFIDENTIAL](50) monthly on any delinquent balance not paid within [CONFIDENTIAL](51) may be assessed monthly.

      (b) If UNFI fails to make any payment due hereunder, after 10 days' prior written notice by WO by the due date specified by WO, and provided that UNFI has not given WO notice of a good faith dispute with the amount due by the due date, WO may, at its election, deduct or offset from any invoice owed to UNFI, those amounts due from UNFI under this Agreement as a reimbursement, payment or credit. WO shall notify UNFI at the time of payment of the deduction or offset.

      (c) All monetary obligations under this Agreement will survive termination of the Agreement.

      (d) [CONFIDENTIAL](52).

      16. Credits.

      (a) Product Credit. WO or its Stores may email notification, in accordance with UNFI's standard notification process, of credits for damaged Product, miss-picks of goods not on the APL and for short-dated/out-of-code Product received on delivery from UNFI in accordance to WO Code Date Policy attached as Exhibit J hereto, provided the total amount of the credit per Store is $25 or greater. The cost of miss-picks received at Store level of Products on the APL shall be debited to WO, assuming WO can use the Products based on the quantity delivered and remaining code dates on such Products. UNFI and WO shall discuss the disposition of miss-picks.

      (b) Shortage Credit. UNFI will credit WO [CONFIDENTIAL](53) for delivery shortages, calculated on Total Purchases by each Store on a monthly basis, which will be deducted through a credit memo by UNFI issued to each WO Store on a monthly basis. UNFI shall audit shortage levels on a quarterly basis using its internal audit teams, and shall provide the results thereof to WO each quarter. If UNFI's audit shows a lesser or greater than [CONFIDENTIAL](54) shortage, then the credit shall be decreased or increased, accordingly, to the level shown by audit, effective immediately. The shortage credit shall also be adjusted immediately in the event that any WO audit shows a lower or higher shortage. WO may audit at any time, provided that changes to the shortage credit shall be effected not more frequently than quarterly. WO shall provide a report to UNFI on the results of WO's audits with the notice of adjustment. Both parties shall audit using audit procedures to be mutually agreed to after good faith negotiation within 60 days after execution of this Agreement. Any disputes regarding audit results shall be resolved using the procedures set forth in
Section 12(e) above.

----------
(50) Ibid.
(51) Ibid.
(52) Ibid.
(53) Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.
(54) Ibid.

      (c) Processing of Credits. UNFI agrees that it shall receive and process credit requests within five business days from receipt of the request from WO by email. WO agrees that it will provide notice of credits to UNFI within 48 hours of Product receipt.

      17. Termination Provisions. (a) Either party may terminate this Agreement at the end of any initial or renewal term upon [CONFIDENTIAL](55) or more prior written notice.

      (b) WO may terminate the Agreement on immediate written notice (unless otherwise provided below) for cause if:

            (i) UNFI fails to make any payment, credit, rebate or other remittance of monetary consideration provided for herein on the date due, other than as to payments regarding which UNFI has given WO notice of good faith dispute, and fails to remedy any delinquent payment, credit, rebate or other remittance within fifteen business days after notice thereof from WO (which failure to cure shall be an event of default), or if such breach occurs more than twice in any calendar year (in which case, for such second breach WO may elect not to provide a cure period);

            (ii) [CONFIDENTIAL](56)

            (iii) UNFI breaches any other non-monetary obligations under the Agreement not specifically referenced above in this Section, and fails to cure such breach after 30 days' prior written notice of breach;

            (iv) The results of any audit conducted by WO or UNFI of any data points set forth the Agreement prove deliberate fraud or gross misconduct of UNFI of a nature that is material in either dollar amounts or percentages to total amounts or to the operational units affected, or that could reasonably result in a material impact to the reputation or operational performance of WO. WO may also terminate if it is determined by any regulatory agency, or UNFI publicly announces that any certification given by officers of UNFI relating to internal controls or fraud were materially incorrect. UNFI agrees that notwithstanding the amount of any fraud discovered, UNFI will take prompt steps to rectify any damage caused by the fraud and will implement controls designed to deter such fraud in the future;

            (v) Regulatory violations by UNFI where the violations or the corrective action required materially and adversely affect the continued ability of UNFI to perform all or any material portion of the Agreement;

            (vi) UNFI [CONFIDENTIAL](57), and UNFI has failed to remedy [CONFIDENTIAL](58), of breach by WO; provided, however, that UNFI shall not be

----------
(55) Ibid.
(56) Ibid.
(57) Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.
(58) Ibid.

      entitled to a cure period upon the second breach of this provision in any running 12-month period and WO may, upon notice to UNFI of such second breach, immediately terminate this Agreement on a nationwide or regional basis;

            (vii) The quality of service provided by UNFI is below the level as required herein, and UNFI has failed to remedy service problems within 30 days after written notice of breach by WO. For purposes hereof, quality of service issues shall include, but not be limited to, the following:

                  (A) UNFI is unable, after 10 days' written notice and
            opportunity to cure, to meet regional or national, as applicable, delivery windows to the Stores as set forth in this Agreement, including on Exhibit I attached hereto, as such may be amended by mutual agreement of the parties from time to time, including but not limited to hours and days of delivery, delivery routes, condition of Products, or execution of invoices at the Store, provided it has been given reasonable advance notice of any unusual requirements; or

                  (B) Products delivered by UNFI fail to meet the quality
            standards and specifications set forth herein, including Code Date policies, temperature control limits or arrive in damaged, infested, or adulterated conditions, or the BNRs as shown by an audit by either party exceed [CONFIDENTIAL](59).

Notwithstanding the foregoing, WO shall not have the right to terminate the Agreement for cause if noncompliance by UNFI with any of the foregoing results from intentional sabotage by WO employees, Force Majeure events (as defined below), or the negligent or intentional acts or omissions of WO. Nothing herein shall prohibit WO from ceasing to purchase Products under Section 2 above without notifying UNFI of a breach hereunder.

      (c) UNFI may terminate the Agreement for cause on immediate written notice if:

            (i) WO fails to make any payment, credit, rebate or other remittance of monetary consideration provided for herein on the date due, other than payments regarding which WO has given UNFI notice of a good faith dispute, and fails to remedy any delinquent payment within five business days after notice thereof from UNFI (which failure to cure shall be an event of default), or if such breach occurs more than twice in any given calendar year;

            (ii) Regulatory violations by WO where the violations or the corrective action required materially and adversely affect the continued ability of WO to perform under the Agreement beyond 30 days;

----------
(59) Ibid.

            (iii) WO fails to purchase [CONFIDENTIAL](60) during the Term hereof, commencing as of the Effective Date) during the Term of this Agreement, other than where such failure is caused by Force Majeure or UNFI or manufacturer OOS; and

            (iv) WO materially breaches any other non-monetary obligations under the Agreement not specifically referenced above in this Section, and fails to cure such breach after 30 days' prior written notice of breach;

            (v) The results of any audit conducted by UNFI of any data points set forth the Agreement prove deliberate fraud or gross misconduct of WO of a nature that is material in either dollar amounts or percentages to total amounts or to the operational units affected, or that could reasonably result in a material impact to the reputation or operational performance of WO. UNFI agrees that notwithstanding the amount of any fraud discovered, UNFI will take prompt steps to rectify any damage caused by the fraud and will implement controls designed to deter such fraud in the future. UNFI may also terminate if it is determined by any regulatory agency, or WO publicly announces that any certification given by officers of WO relating to internal controls or fraud were materially incorrect.

      (d) Not earlier than [CONFIDENTIAL](61), UNFI may give WO notice that UNFI [CONFIDENTIAL](62) from the business relationship evidenced by this Agreement. The parties shall then negotiate in good faith, [CONFIDENTIAL](63) following WO's receipt of such notice, such modifications of this Agreement as may be necessary to allow UNFI [CONFIDENTIAL](64). If after, [CONFIDENTIAL](65) the parties are unable to reach agreement on modifications sufficient to allow UNFI [CONFIDENTIAL](66), then UNFI may give WO notice of termination of this Agreement [CONFIDENTIAL](67) after WO's receipt of the termination notice. Such termination right shall not be deemed a default hereunder. [CONFIDENTIAL](68).

      (e) Notwithstanding anything to the contrary in this Agreement, the following will apply in a Force Majeure event:

            (i) If the Force Majeure event affects, for a period of at least 10 consecutive days, in any material manner the operations in any DC or any region served primarily by one DC, as the case may be, of the party who is not claiming the benefit of the Force Majeure provision (the "Non-Affected Party"), then the Non-Affected Party may on written notice to the Affected Party

----------
(60) Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.
(61) Ibid.
(62) Ibid.
(63) Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.
(64) Ibid.
(65) Ibid.
(66) Ibid.
(67) Ibid.
(68) Ibid.

      suspend its obligations hereunder (including without limitation Section 2(a)), other than the payment of sums due unless the Force Majeure event relates to the operation of the banking system, with respect to such DC or region until such time that the Affected Party is able to resume its obligations in full with respect to such DC or region. The parties agree that [CONFIDENTIAL](69) of Buyer.

            (ii) In the event that Force Majeure continues for more than 60 consecutive days, and the Affected Party has not provided an acceptable alternative remedy to fully mitigate the disruption, the Non-Affected Party may terminate the Agreement or Definitive Agreement as to the DC or region affected by the Force Majeure event, on 30 days written notice to the Affected Party provided that the Force Majeure event exists on the date of the notice of termination.

      18. Representations and Warranties of UNFI. UNFI represents and warrants to WO as follows, and such representations and warranties shall survive the Commencement Date:

      (a) Corporate Organization and Authority. UNFI (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is authorized to transact business in each State in which such authority is required by law; and (ii) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

      (b) Authorization. UNFI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of UNFI and constitutes the legal, valid and binding obligation of UNFI, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

      (c) No Consents; Conflicts. No consent, authorization by, approval of or other action by, and no notice to, or filing or registration with, any governmental authority, agency, regulatory body, lender, lessor, franchisee or other person is required for the execution, delivery or performance of this Agreement by UNFI, other than those that have been obtained and are in full force and effect. The execution, delivery and performance of this Agreement will not result (with or without due notice or lapse of time or both) in any violation or breach of any provision of the charter or by-laws of UNFI, any judgment, decree or order to which UNFI is a party or by which it is bound, any indenture, mortgage or other agreement or instrument to which UNFI is a party or by which it is bound or any statute, rule or regulation applicable to UNFI.

      (d) Sufficient Personnel to Perform Obligations. UNFI represents that as of the execution of this Agreement, UNFI has sufficient personnel with adequate training and expertise to perform its obligations as contemplated hereunder in the time frames contemplated herein.

----------
(69) Ibid.

      (e) National Organic Standards. UNFI represents that it has adequate processes and systems in place, and has adequately educated its personnel, to comply with all federal, state and local regulations relating to handling and labeling of organic products, including but not limited to the National Organic Standards as promulgated by the U.S. Department of Agriculture and as such applies to UNFI as a handler or processor of organic foods. UNFI acknowledges that WO has placed substantial reliance on UNFI to handle various foods for human consumption so as to not invalidate any "organic" designation of such foods.

      (f) Computer Systems. As of the date of this Agreement, UNFI has proper security safeguards in place to ensure the confidentiality of all of WO's data as contained in UNFI's computer systems. All such systems will perform without material defect or error in compliance with the performance standards set forth in this Agreement. UNFI has a disaster recovery program in place to ensure that, in the event of a catastrophic destruction of any portion of UNFI's computer systems, wherever located, UNFI will be able to recover all necessary data to continue to perform its obligations hereunder in substantially the time frames contemplated herein.

      (g) Facilities' Condition and Capacity. All of the DCs participating in this Agreement will be maintained and operated in accordance with UNFI warehousing and delivery standards. Such facilities have the operational systems required to support the obligations of UNFI as set forth in this Agreement, and all such facilities have adequate capacity to order, store and deliver Products in accordance with the terms of this Agreement and in the amounts contemplated by WO. All the DCs participating in this Agreement shall have sufficient security measures in place prior to receipt of Products for WO to ensure that such Products are not tampered with or adulterated in any manner, and that all such Products shall be maintained at temperatures and other storage conditions necessary to preserve the freshness and integrity of the Products.

      (h) Ownership of UNFI. No entity constituting a competitor to WO, which for purposes of this paragraph includes all conventional and natural food grocery store chains, owns more than a 5% equity interest in UNFI. No such entity has any rights to purchase, through warrants, options, rights of first refusal, preemptive rights or any other legal right or obligation, any equity interest in UNFI which, together with any existing interest, would aggregate more than 5% if fully exercised (other than purchases made on the open market).

      (i) Litigation. There is no pending nor, to UNFI's knowledge, threatened litigation, governmental action, action for injunctive or other equitable relief or other threatened or outstanding claims of any nature which could reasonably
(i) interfere with UNFI's performance of its obligations hereunder, or (ii) have a material or detrimental impact on UNFI's assets or operations as such exist as of the Effective Date.

      (j) Information Provided to Auditors. All information that shall be provided by UNFI to auditors retained by WO shall be provided in the format in which such information is maintained in the normal course of UNFI's business, and to UNFI's knowledge, all such information shall be true and correct in all material respects, except as otherwise disclosed to WO and the auditors at the time of disclosure.

      19. Representations and Warranties of WO. WO hereby represents and warrants to UNFI as follows, and such representations and warranties shall survive the Commencement Date:

      (a) Corporate Organization and Authority. WO (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and (ii) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

      (b) Authorization. WO has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of WO and constitutes the legal, valid and binding obligation of WO, enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

      (c) No Consents; Conflicts. No consent, authorization by, approval of or other action by, and no notice to, or filing or registration with, any governmental authority, agency, regulatory body, lender, lessor, franchisee or other person is required for the execution, delivery or performance of this Agreement by WO, other than those that have been obtained and are in full force and effect. The execution, delivery and performance of this Agreement will not result in (with or without due notice or lapse of time or both) any violation or breach of any provision of the charter or by-laws of WO, any judgment, decree or order to which WO is a party or by which it is bound, any indenture, mortgage or other agreement.

      (d) Litigation. There is no pending nor, to WO's knowledge, threatened litigation, governmental action, action for injunctive or other equitable relief or other threatened or outstanding claims of any nature which could reasonably
(i) interfere with WO's performance of its obligations hereunder, or (ii) have a material detrimental impact on WO's assets or operations as such exist as of the Effective Date.

      (e) Computer Systems. As of the date of this Agreement, WO has proper security safeguards in place to ensure the confidentiality of all of UNFI's data as contained in WO's computer systems. All such systems will perform without material defect or error in compliance with the performance standards set forth in this Agreement. WO has a disaster recovery program in place to ensure that, in the event of a catastrophic destruction of any portion of WO's computer systems, wherever located, WO will be able to recover all necessary data to continue to perform its obligations hereunder in substantially the time frames contemplated herein.

      (f) Sufficient Personnel to Perform Obligations. As of the execution of this Agreement, WO has sufficient personnel to perform its obligations as contemplated hereunder in timeframes contemplated herein.

      (g) Ownership of WO. No entity constituting a competitor to UNFI, which for purposes of this paragraph includes other distributors with gross revenues of more than $100 million, owns more than a 5% equity interest in WO. No such entity has any rights to purchase, through warrants, options, rights of first refusal, preemptive rights or any other legal right or obligation, any equity interest in WO which, together with any existing interest, would aggregate more than 5% if fully exercised (other than purchases made on the open market).

      20. Binding Effect. This Agreement is a binding obligation between the parties hereto for the sale by UNFI and purchase by WO for the Products referenced at the prices and other terms set out in or referenced herein, and may be enforced by either party in accordance with its terms. This Agreement supersedes all previous agreements between the parties.

      21. Miscellaneous. (a) Force Majeure. "Force Majeure" events shall be events beyond the reasonable control of a party (and not through the fault or negligence of such party) that make timely performance of an obligation not possible. Without limiting the generality of the foregoing, vehicle breakdowns due to a party's failure to properly maintain a vehicle, or inclement weather not of unusual severity or in which vehicles similar to those of the party claiming Force Majeure are traveling, do not constitute Force Majeure events. A Force Majeure event is not reasonably foreseeable with the exercise of reasonable care, nor avoidable through the payment of nonmaterial additional sums. In the event of a Force Majeure, the party so affected shall give prompt written notice to the other party of the cause and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible. No finance charge will be assessed on either party for late payments due to Force Majeure events.

      (b) Governing Law, etc. Each of the parties hereto irrevocably waives all rights to a trial by jury with respect to any dispute relating to this Agreement, the subject matter hereof or the entering into or termination of this Agreement (a "Dispute"). This Agreement and all actions related hereto shall be governed by, and any dispute shall be resolved in accordance with, the laws of the State of Colorado, excluding its internal choice of law principles.

      In the event of any Dispute, such Dispute, if not resolved promptly in the ordinary course between representatives of the parties, shall be submitted for settlement negotiation between the Chief Executive Officer of UNFI and Chief Executive Officer of WO, and if such procedure does not resolve such Dispute within 30 days after a request for such settlement negotiation to the other party, then and only then shall all such Disputes be resolved exclusively by the process of litigation in accordance with this Section. The parties agree that all disputes shall be brought either in Federal District Court for the Southern District of New York, and if Federal District Court is not available to the parties because of a lack of diversity jurisdiction, then in the Supreme Court for the State of New York, County of New York.

      (c) Recovery of Fees and Costs. In the event of a dispute, the prevailing party shall be entitled to recovery of reasonable attorneys' fees and costs (including costs of appeal).

      (d) Confidentiality. The parties to this Agreement shall maintain as confidential the specific terms hereof ("Confidential Information"), and shall not disclose such terms to any third party (other than to its own outside legal, accounting, insurance or financial advisors as necessary) without the other party's prior written consent. "Confidential Information" about a party learned under this Agreement shall not be used during or after the term of this Agreement except in connection with the party's obligations hereunder, and without limiting the foregoing, such information as to WO may not be used by UNFI in connection with the marketing, distribution or sale of UNFI's products other than to WO. The term "Confidential Information" shall include computer software, source code, object code, hardware configurations and all other information relating to a party, its business and prospects, learned by the other party or disclosed by such party from time to time to the other party in any manner, whether orally, visually or in tangible form (including, without limitation, documents, devices and computer readable media) and all copies, improvements, derivatives and designs thereof, created by either party whether owned by or licensed to such party. The term "Confidential Information" shall also be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by a party that contain, reflect or are based upon the information furnished to such party by the other party pursuant hereto. Confidential Information shall not include any information that:

            (i) was in a party's possession prior to disclosure by the other party hereunder, provided such information is not known by such party to be subject to another confidentiality agreement with or secrecy obligation to the other party;

            (ii) was generally known in the grocery industry at the time of disclosure to a party hereunder, or becomes so generally known after such disclosure, through no act of such party;

            (iii) has come into the possession of a party from a third party who is not known by such party to be under any obligation to the other party to maintain the confidentiality of such information; or

            (iv) was independently developed by a party without the use of any Confidential Information of the other party, to the extent that such independent development is reasonably established by such first party to the other party.

            Notwithstanding the foregoing, nothing herein shall prevent the filing of a copy of this Agreement as an exhibit to any filing required by an regulatory agency having jurisdiction over either party, provided that a party required to file a copy hereof shall notify the other party of the filing and request and use its best efforts to obtain confidential treatment of all financial terms of this Agreement prior to the filing thereof. In addition, either party may disclose the terms of this Agreement pursuant to a valid subpoena, provided such party gives the other party reasonable prior notice of the service of any subpoena to permit the other party to seek a protective order, and seeks confidential treatment of all financial terms hereof.

      The parties acknowledge and agree that the non-breaching party's remedy at law is inadequate in the event of any breach or threatened breach by the other party of its agreements set forth in this Section. In the event of such breach or threatened breach, in addition to any other remedy which may be available to the non-breaching party, the non-breaching party shall be entitled to seek, without posting a bond, preliminary or permanent injunctive and/or other equitable relief restraining the breaching party, or any of its agents or employees, from breaching or acting in any manner inconsistent with the conduct or performance required by this Section.

      (e) Amendment; Assignment. This Agreement may not be amended or modified except by an instrument in writing signed by an authorized officer of each party. It is agreed that neither party shall transfer or assign this Agreement or any part hereof or any right arising hereunder, by operation of law or otherwise, without the prior written consent of the other, which consent will not be unreasonably withheld. A party may reasonably withhold its consent if, in such party's good faith judgment, the proposed assignee: (i) does not have sufficient financial resources or assets to perform its obligations under the Agreement; (ii) does not have sufficient experience or expertise in the distribution and supply of food products in the case of an assignment by UNFI or its direct or indirect parent, or grocery retail business in the case of an assignment by WO, unless the existing operations management personnel prior to the assignment remain in control of the daily operations of the assignor after such assignment; (iii) is engaged in the same business as the non-assigning party; (iv) does not deliver its written commitment to carry out the Agreement at the same level of business being conducted by the assigning party immediately prior to the proposed assignment; or (v) is a competitor of the non-assigning party. This Agreement shall be assigned to and binding upon any purchaser of all or substantially all of the assets of either party hereto.

      In the event a party requests such consent to such a transfer, such party shall meet with the other party to provide any information reasonably requested by the other party regarding the proposed transferee. Any purported assignment without consent shall be void and of no force or effect or, at the other party's option, shall terminate this Agreement. Subject to the foregoing, this Agreement shall be binding on the respective parties and their permitted successors and assigns.

      CONFIDENTIAL](70).

      (f) Entire Agreement; Survival. This Agreement (and any documents referred to herein or therein) represents the entire agreement and understanding of the parties with respect to the matters set forth herein, and there are no representations, warranties or conditions or agreements (other than implementing invoices, purchase orders and the like necessary to implement this Agreement) not contained herein (or in any documents not referred to herein) that constitute any part hereof or that are being relied upon by any party hereunder. Notwithstanding any termination of this Agreement, all claims arising prior to such termination for any breach of or for any amount due under this Agreement (excluding any such claims that have been satisfied, waived or released prior to such termination) under this Agreement, shall survive such termination, and in addition, the following sections shall survive any such termination: 10, 12 (for not more than 120 days following termination), 14(b), 15, 16, 21(b) - (d) , (f),
(g), (i), (j).

----------
(70) Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

      (g) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

      (h) Publicity. Both parties shall agree on a joint initial press release on the entering into of this Agreement; provided, however, that either party may issue releases as deemed necessary by their respective securities counsel under applicable laws governing the release of information.

      (i) Notices. Any notices to be given by either party to the other shall be in writing by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested, or by facsimile (only with receipt confirmed). Notices shall be addressed to the parties at the addresses set forth below or to such other address as shall have been so notified to the other party in accordance with this Section. Notices to UNFI shall be addressed to: Steve Townsend, UNFI, 260 Lake Road, Dayville, CT 06241, FAX: 860-779-0746, with a copy, which shall not constitute notice, to E. Colby Cameron, Esq., Cameron & Mittleman LLP, 56 Exchange Terrace, Providence, RI 02903, FAX: 401-331-5787. Notices to WO shall be addressed to: Chief Executive Officer, Wild Oats Markets, Inc., 3375 Mitchell Lane, Boulder, CO 80301-2244, Fax: (303) 402-9920, with a copy to Freya Brier, Esq., General Counsel, Wild Oats Markets, Inc., 3375 Mitchell Lane, Boulder, CO 80301-2244, FAX: (303) 440-7316.

      (j) No Third Party Beneficiaries . Nothing in this Agreement, whether expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities.

      (k) Alliance. WO and UNFI agree that an objective of the parties is to establish during the Term of this Agreement, a mutually supportive alliance with respect to the Products and the unified supply chain management concept relating to the purchase and sale of the Products which is embodied in the Agreement.

      (l) Authority. WO and UNFI each represent and warrant to the other that the individual executing this Agreement has full authority to execute this Agreement, and when executed this Agreement is a binding obligation of the party.

      (m) Expenses. Except as otherwise provided herein, all costs and expenses (including legal and accounting fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expense.

      (n) Independent Contractors. In all matters relating to this Agreement both parties shall be acting solely as independent contractors and shall be solely responsible for the acts of their respective employees, contractors and agents. Employees, agents or contractors of one party shall not be considered employees, agents or contractors of the other party.

      (o) Titles and Headings; Counterparts; Facsimile Signature. The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party. Facsimile signatures shall be deemed original signatures for purposes of execution of this document.

      (p) Negotiation of Agreement, Each party and its counsel have cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

      Executed as of the date first set forth above.

WILD OATS MARKETS, INC.                   UNITED NATURAL FOODS, INC.


By: /s/ Bruce Bowman                      By: /s/ Steve Townsend
    ----------------                          ------------------


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